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                                                                Exhibit (a)(11)

This  announcement is neither an  offer to purchase  nor a solicitation of  an offer  to sell Shares.  The Offer is  made solely by  the Offer to  Purchase dated May 4,  1999 and the related Letter of Transmittal and  is not being made to, nor  will tenders be accepted from or on  behalf of, holders of
    Shares  in any  jurisdiction  in  which the  making  of  the Offer  or acceptance thereof would not be  in compliance with the laws of such jurisdiction. In those  jurisdictions whose laws  require that the
       Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf  of the Company by Lazard Freres  &
         Co. LLC  and  J.P. Morgan  Securities  Inc.  or one  or  more registered brokers or dealers licensed under the laws of such jurisdictions.

                     Notice of Offer to Purchase for Cash

                                      by

                               The Limited, Inc.

                  Up to 15,000,000 Shares of its Common Stock

  The Limited, Inc., a Delaware corporation (the "Company"), invites holders of its common stock, $.50 par value per share (the "Shares"), to tender their Shares at prices specified by such stockholders, not greater than $55.00 nor less than $50.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 4, 1999 (the "Offer to Purchase") and the related Letter of Transmittal, which together constitute the "Offer".

  The Offer is not conditioned upon any minimum number of Shares being tendered. The Offer is subject, however, to certain conditions. See Section 6 of the Offer to Purchase for a description of the conditions to the Offer.

 THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 1, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.


  The Company will determine a single per Share price (not greater than $55.00 nor less than $50.00 per Share) that it will pay for the Shares validly tendered pursuant to the Offer and not withdrawn (the "Purchase Price"), taking into account the number of Shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest Purchase Price that will allow it to purchase 15,000,000 Shares (or such lesser number of Shares as are validly tendered at prices not greater than $55.00 nor less than $50.00 per Share) pursuant to the Offer. All stockholders whose Shares are purchased by the Company will receive the Purchase Price for each Share purchased in the Offer. Upon the terms and subject to the conditions of the Offer, including the provisions thereof relating to proration and "odd lot" tenders, the Company will purchase all Shares validly tendered at prices at or below the Purchase Price and not withdrawn prior to the Expiration Date. Upon the terms and subject to the conditions of the Offer, if more than 15,000,000 Shares have been validly tendered and not withdrawn prior to the Expiration Date, the Company will purchase Shares in the following order of priority:

    (a) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any stockholder who owned beneficially an aggregate of fewer than 100 Shares as of the close of business on May 3, 1999, and who validly tenders all of such Shares (partial tenders will not qualify for this preference); and
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    (b) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis, if necessary (with appropriate adjustments to avoid purchases of fractional Shares).

  The Company expressly reserves the right, in its sole discretion, to (i) extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary (as defined below) or (ii) amend the Offer in any respect by making a public announcement of such amendment.

  Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 2, 1999 unless theretofore accepted for payment as provided in the Offer to Purchase. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn and the name of the registered holder of the Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal (with signatures guaranteed by an "Eligible Institution" (as defined in the Offer to Purchase), except in the case of Shares tendered by an Eligible Institution) must be submitted prior to the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares. Withdrawals may not be rescinded and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date.

  For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to the proration and "odd lot" provisions of the Offer, Shares that are validly tendered and not withdrawn as, if and when it gives oral or written notice to First Chicago Trust Company of New York (the "Depositary") of its acceptance for payment of such Shares.

  While the Board of Directors of the Company believes that the Shares represent an attractive investment for its continuing stockholders, the purpose of the Offer is to allow those stockholders wishing to receive cash for a portion of their Shares an opportunity to do so at a price in excess of recent trading prices for the Shares.

  Neither the Company nor its Board of Directors makes any recommendation to any stockholder whether to tender any or all Shares. Leslie H. Wexner, Chairman, President and Chief Executive Officer of the Company, his immediate family members and affiliated entities have agreed not to tender any Shares pursuant to the Offer. The Company has been advised that its other directors and executive officers have not determined whether to tender their Shares pursuant to the Offer. Stockholders must make their own decision whether to tender Shares and, if so, how many Shares to tender.

  The information required to be disclosed by Rule 13e-4(d)(1) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

  The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares of the Company and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  The Offer to Purchase and Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

                                       2
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  Requests for copies of the Offer to Purchase and the related Letter of
Transmittal and other tender offer materials may be directed to the Information Agent or the Dealer Managers as set forth below, and copies will be furnished promptly at the Company's expense.

                    The Information Agent for the Offer is:

                            D. F. King & Co., Inc.
                                77 Water Street
                           New York, New York 10005
                         (212) 269-5550 (Call Collect)
                                      or
                         Call Toll-Free (800) 829-6554

                    The Dealer Managers for the Offer are:

Lazard Freres & Co. llc        J.P. Morgan & Co.
30 Rockefeller Plaza              60 Wall Street
New York, New York 10020      New York, New York
                                           10260

May 4, 1999

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